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Exhibit (a)(7)

[LOGO] News Release

INTERNATIONAL GAME TECHNOLOGY ANNOUNCES
EXPIRATION AND PRELIMINARY RESULTS OF
EXCHANGE OFFER FOR ZERO-COUPON CONVERTIBLE
DEBENTURES DUE JANUARY 29, 2033

        (Reno, NV—March 30, 2006)—International Game Technology (NYSE: IGT) announced today the expiration and preliminary results of its offer to exchange up to $969,712,000 in aggregate principal amount at maturity of new Zero-Coupon Convertible Debentures due January 29, 2033 ("new debentures") for an equal aggregate principal amount at maturity of its currently outstanding Zero-Coupon Convertible Debentures due January 29, 2033 ("old debentures").

        The exchange offer expired at 5:00 p.m., New York City time, on March 29, 2006. As of the expiration, $964,767,000 principal amount at maturity of the old debentures, representing approximately 99.5% of the outstanding principal amount at maturity of the old debentures, had been tendered, exclusive of outstanding debentures tendered by guaranteed delivery. IGT has accepted all validly tendered old debentures and, in exchange, will issue a like principal amount at maturity of new debentures and pay a cash exchange fee of $2.51 for each $1,000 principal amount at maturity of the old debentures exchanged. The new debentures will be issued promptly to holders who properly tendered old debentures in accordance with the terms of the exchange offer.

        This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any of IGT's common shares, the old debentures or new debentures.

        Statements in this release which are not historical facts, including statements regarding the timing of the exchange offer, are "forward-looking" statements under the Private Securities Litigation Reform Act of 1995. Although IGT believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT does not

© 2006 IGT. All rights reserved.

[LOGO] News Release

International Game Technology Announces
Expiration and Preliminary Results of
Exchange Offer for Zero-Coupon Convertible
Debentures Due January 29, 2033

intend, and undertakes no obligation, to update its forward-looking statements to reflect future events or circumstances.

        International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

  Contact: Patrick Cavanaugh, Executive Director, Investor Relations
  866-296-4232

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© 2006 IGT. All rights reserved.

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INTERNATIONAL GAME TECHNOLOGY ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF EXCHANGE OFFER FOR ZERO-COUPON CONVERTIBLE DEBENTURES DUE JANUARY 29, 2033